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                                                                    EXHIBIT 11.1

                                METROCALL, INC.
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

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                                                   FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                          ENDED                       ENDED
                                                      SEPTEMBER 30,               SEPTEMBER 30,
                                                 ------------------------    ------------------------
                                                    1996          1997          1996          1997
                                                 ----------    ----------    ----------    ----------
Net loss......................................   $  (14,315)   $  (13,836)   $  (32,960)   $  (37,888)
  Preferred dividends.........................           --        (2,184)           --        (5,353)
                                                 ----------    ----------    ----------    ----------
Net loss attributable to common
  stockholders................................   $  (14,315)   $  (16,020)   $  (32,960)   $  (43,241)
                                                  =========     =========     =========     =========
Weighted-average shares outstanding:
  Shares outstanding, beginning of period.....   14,626,255    24,521,135    14,626,255    24,521,135
  Shares issued in acquisitions...............      521,356     4,443,932       175,054     1,776,462
  Shares issued for exercise of stock
     options..................................        2,370         1,896           795         1,146
  Shares issued in employee stock purchase
     plan.....................................       11,942       109,747         4,010        60,037
                                                 ----------    ----------    ----------    ----------
  Weighted-average shares outstanding.........   15,161,923    29,076,710    14,806,114    26,358,780
                                                  =========     =========     =========     =========
Loss per share attributable to common
  stockholders................................   $    (0.94)   $    (0.55)   $    (2.23)   $    (1.64)
                                                  =========     =========     =========     =========
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